EX-28.h.25

Nationwide Fund Advisors

One Nationwide Plaza

Mail Code 5-02-210

Columbus, Ohio 43215

May 1, 2025

Nationwide Variable Insurance Trust

One Nationwide Plaza

Mail Code 5-02-210

Columbus, Ohio 43215

Re:	Investment Advisory Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Advisors (“NFA”) agrees that, with respect to the NVIT Government Money Market Fund, a series of Nationwide Variable Insurance Trust, NFA shall waive all or a portion of the Investment Advisory Fee to which it otherwise would be entitled in an amount that may vary in order to ensure that each class of the NVIT Government Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through April 30, 2026. NFA acknowledges that NFA shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Advisors

By:	/s/ Lee Cummings
Name: Lee T. Cummings
Title: Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/ Allan Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: May 1, 2025